Exhibit 99.1

GRAIL AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS

ENDED DECEMBER 31, 2020 AND 2019

GRAIL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GRAIL, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GRAIL, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 29, 2021

We have served as the Company’s auditor since 2017.

GRAIL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$143,189	$170,192
Short-term marketable securities	401,155	413,286
Prepaid expenses and other current assets	12,585	11,880
Prepaid expenses and other current assets—related parties	584	564

Total current assets	557,513	595,922
Property and equipment, net	23,078	50,017
Property and equipment, net—related parties	1,347	339
Operating lease right-of-use assets	35,036	51,030
Long-term marketable securities	13,933	2,051
Restricted cash	1,228	4,577
Other non-current assets	3,384	2,362

Total assets	$635,519	$706,298

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$5,880	$24,457
Accounts payable—related parties	207	52
Accrued liabilities	31,584	50,613
Accrued liabilities—related parties	—	248
Liability for early exercise of unvested stock options, current portion	1,855	632
Operating lease liabilities, current portion	4,604	5,449
Other current liabilities	800	—
Other current liabilities—related party	—	2,520

Total current liabilities	44,930	83,971
Operating lease liabilities, net of current portion	36,638	57,537
Liability for early exercise of unvested stock options, net of current portion	349	689
Other non-current liabilities	3,075	2,265

Total liabilities	84,992	144,462

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 85,000,000 shares authorized as of December 31, 2019 and 2020; 85,000,000 shares issued and outstanding as of December 31, 2019 and 2020; aggregate liquidation preference of $85,000 as of December 31, 2019 and 2020	68,263	68,263
Series B redeemable convertible preferred stock, $0.001 par value, 309,256,591 shares authorized as of December 31, 2019 and 2020; 309,256,591 shares issued and outstanding as of December 31, 2019 and 2020; aggregate liquidation preference of $1,239,655 as of December 31, 2019 and 2020	1,235,404	1,235,404
Series C redeemable convertible preferred stock, $0.001 par value, 63,144,600 shares authorized as of December 31, 2019 and 2020, respectively; 63,144,600 shares issued and outstanding as of December 31, 2019 and 2020; aggregate liquidation preference of $300,000 as of December 31, 2019 and 2020	299,557	299,557
Series D redeemable convertible preferred stock, $0.001 par value, 48,942,833 and 76,743,836 shares authorized as of December 31, 2019 and 2020, respectively; 31,323,413 and 76,743,836 shares issued and outstanding as of December 31, 2019 and 2020, respectively; aggregate liquidation preference of $160,000 and $392,008 as of December 31, 2019 and 2020, respectively	159,836	391,694
Total redeemable convertible preferred stock	1,763,060	1,994,918

Stockholders’ deficit:
Common stock, $0.001 par value; 863,943,220 (Class A—833,943,220 and Class B—30,000,000) shares and 898,203,200 (Class A—868,203,200 and Class B—30,000,000) shares authorized as of December 31, 2019 and 2020, respectively; 134,663,097 (Class A—109,673,700 and Class B— 24,989,397 and 146,661,691 (Class A—121,672,294 and Class B— 24,989,397) shares issued and outstanding as of December 31, 2019 and 2020, respectively	138	151
Additional paid-in capital	90,495	180,952
Accumulated other comprehensive income	2,465	3,602
Accumulated deficit	(1,305,631)	(1,617,787)

Total stockholders’ deficit	(1,212,533)	(1,433,082)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$635,519	$706,298

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2020
Operating expenses:
Research and development	158,886	181,802
Research and development—related parties	8,202	11,106
Marketing	7,679	13,473
General and administrative	80,896	110,034

Total operating expenses	255,663	316,415

Loss from operations	255,663	316,415
Interest income, net	(12,430)	(5,661)
Other expense, net	1,817	1,369

Loss before provision for (benefit from) income taxes	245,050	312,123
Provision for (benefit from) income taxes	(195)	33

Net loss	$244,855	$312,156

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$244,855	$312,156

Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(1.99)	$(2.28)

Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	123,188,351	137,205,372

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2019	2020
Net loss	$244,855	$312,156
Other comprehensive income:
Net unrealized (gain) loss on marketable securities	(589)	156
Foreign currency translation adjustment	(1,748)	(1,293)
Comprehensive loss	$242,518	$311,019

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

			Redeemable Convertible Preferred Stock						Common Stock
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B		Additional Paid-In Capital	Accumulated Other Compre- hensive (Loss) Income	Accumu- lated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1,	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	—	$—	105,372,563	$102	24,989,397	$27	$57,667	$128	$(1,060,776)	$(1,002,852)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	5,158,613	5	—	—	3,042	—	—	3,047
Repurchases of early exercised	—	—	—	—	—	—	—	—	(857,476)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	3	—	1	1,395	—	—	1,399
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	—	—	—	—	—	—	31,323,413	159,836	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	28,391	—	—	28,391
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	2,337	—	2,337
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(244,855)	(244,855)

Balance at December 31, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	31,323,413	$159,836	109,673,700	$110	24,989,397	$28	$90,495	$2,465	$(1,305,631)	$(1,212,533)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	12,251,681	12	—	—	8,216	—	—	8,228
Repurchases of early exercised	—	—	—	—	—	—	—	—	(253,087)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	1	—	—	1,250	—	—	1,251
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	—	—	—	—	—	—	45,420,423	231,858	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	45,991	—	—	45,991

			Redeemable Convertible Preferred Stock						Common Stock
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B		Additional Paid-In Capital	Accumulated Other Compre- hensive (Loss) Income	Accumu- lated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Other Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	1,137	—	1,137
Continuation payment received from Illumina	—	—	—	—	—	—	—	—	—	—	—	—	35,000	—	—	35,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(312,156)	(312,156)

Balance at December 31, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,694	121,672,294	$123	24,989,397	$28	$180,952	$3,602	$(1,617,787)	$(1,433,082)

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2020
Cash flows from operating activities
Net loss	$(244,855)	$(312,156)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	10,307	7,562
Stock-based compensation expense	28,391	45,991
Loss on disposal of property and equipment	334	—
Loss on foreign currency	1,624	1,257
Impairment of property and equipment and other long-term assets	2,219	120
Write off of deferred offering costs	—	932
Amortization of premium (discount) on marketable securities	(4,530)	480
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(5,553)	795
Prepaid expenses and other assets—related parties	758	20
Accounts payable	(6,393)	6,751
Accounts payable—related parties	(154)	(155)
Accrued and other liabilities	(4,507)	7,883
Accrued and other liabilities—related parties	(21,209)	248
Other current liabilities—related parties	—	2,520
Operating lease right-of-use assets	4,025	5,080
Operating lease liabilities	(6,251)	670

Net cash used by operating activities	(245,794)	(232,002)

Cash flows from investing activities
Purchases of property and equipment	(3,332)	(11,905)
Proceeds from the sale of property and equipment	82	—
Purchases of marketable securities	(551,519)	(536,997)
Proceeds from maturities of marketable securities	687,806	536,112

Net cash provided by (used by) investing activities	133,037	(12,790)

Cash flows from financing activities
Proceeds from exercise of stock options	3,047	8,228
Proceeds from early exercise of unvested stock options	195	1,138
Repurchases of early exercised stock options	(261)	(304)
Proceeds from issuance of Series D redeemable convertible preferred stock, net	159,836	231,858
Proceeds from Continuation payment received from Illumina—related party	—	35,000
Payment of deferred offering costs	(932)	—
Repayments of borrowings from finance lease	(1,559)	(812)

Net cash provided by financing activities	160,326	275,108

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	124	36

Net increase in cash, cash equivalents, and restricted cash	47,693	30,352
Cash, cash equivalents and restricted cash—beginning of year	96,724	144,417

Cash, cash equivalents and restricted cash—end of year	$144,417	$174,769

Represented by:
Cash and cash equivalents	$143,189	$170,192
Restricted cash	1,228	4,577

Total	$144,417	$174,769

	Year Ended December 31,
	2019	2020
Supplemental cash flow information:
Cash paid for interest	$85	$12
Supplemental disclosure of non-cash activities:
Vesting of early exercised stock options	1,399	1,251
Right-of-use assets obtained in exchange for new operating lease liabilities	—	21,074
Property and equipment included in accounts payable and accrued liabilities	138	21,846
Deferred offering costs included in accrued liabilities	994	—

The accompanying notes are an integral part of these consolidated financial statements.

GRAIL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

GRAIL, Inc. (GRAIL or the Company) was incorporated in the State of Delaware in September 2015 and began operations as a stand-alone entity in February 2016. GRAIL is a healthcare company focused on developing technologies for early cancer detection. The Company is headquartered in Menlo Park, California.

Since inception, the Company has incurred losses from operations. The Company incurred losses from operations of $255.7 million and $316.4 million during 2019 and 2020, respectively. The Company had an accumulated deficit of $1.6 billion as of December 31, 2020. The Company has not yet launched a commercial product and may never develop a product that will generate revenues, including in amounts that will be sufficient to fund operations. Accordingly, the Company has been dependent on its ability to raise capital through equity issuances.

The Company had $585.5 million of cash, cash equivalents, and marketable securities at December 31, 2020. Based on the Company’s business plans, which includes the receipt of Continuation Payments from Illumina in accordance with the terms of the Merger Agreement discussed below, management believes that this is sufficient to meet its obligations for at least 12 months from the issuance date of these consolidated financial statements.

Illumina Transaction

On September 20, 2020, the Company entered into an Agreement and Plan of Merger with Illumina, Inc. (Illumina), SDG Ops, Inc., a wholly-owned subsidiary of Illumina, and SDG Ops, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Illumina (the Merger Agreement), pursuant to which Illumina will acquire the Company for $8 billion upon closing of the transaction, consisting of $3.5 billion in cash and $4.5 billion in shares of Illumina common stock, subject to a collar. In addition, stockholders of the Company will receive contingent value rights (CVR) to receive future payments representing a pro rata portion of certain revenues related to the Company over a twelve-year period. This will reflect a 2.5% payment right to the first $1 billion of revenue and a 9% payment right to revenues exceeding $1 billion during the same period each year for 12 years. Illumina will offer Company stockholders the option to receive additional cash and/or stock consideration, in an amount to be determined prior to closing, in lieu of the CVR. If the transaction was not consummated on or prior to December 20, 2020, subject to certain terms and conditions, the Merger Agreement provides that Illumina will make cash payments to the Company in the amount of $35 million each month prior to the closing date of the transaction, commencing on December 21, 2020 until the earlier of (1) the closing date of the transaction or (2) the termination of the Merger Agreement (Continuation Payments). In accordance with the terms of the Merger Agreement, the Company received Continuation Payments totaling $35 million from Illumina during December 2020 which was recorded as additional paid in capital on the consolidated balance sheet as of December 31, 2020.

Completion of the transaction is subject to terms and conditions set forth in the Merger Agreement, including (i) the receipt of required approvals from Company’s stockholders, (2) the receipt of required regulatory approvals, including the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act, as amended (the HSR Act), (3) the absence of any law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the transactions, (4) the effectiveness of the Registration Statement to be filed by Illumina (together with all amendments thereto, the “Registration Statement”), pursuant to which the shares of Illumina common stock to be issued in connection with the transactions will be registered with the Securities and Exchange Commission and (5) the authorization for listing on NASDAQ of the shares of Illumina common stock to be issued in connection with the transactions. As of the date the financial statements are available to be issued, not all of the closing conditions have been satisfied.

No assurance can be given that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. The Merger Agreement contains certain termination rights for each of the Company and Illumina, including a termination right for each of the Company and Illumina if the consummation of the transaction does not occur on or before September 20, 2021, subject to a three-month extension for certain limited purposes in connection with obtaining certain required regulatory clearances. Upon termination of the Merger Agreement under specified circumstances, Illumina would be required to pay the Company a termination fee of $300 million and make an additional $300 million investment in the Company in exchange for shares of non-voting Company preferred stock, subject to certain terms and conditions. In the event that the Merger Agreement is terminated, with respect to all Continuation Payments in excess of $315 million, Illumina will make an investment in the Company in exchange of shares of non-voting Company preferred stock, subject to certain terms and conditions. In connection with the completion of the transaction, approximately $48.5 million will become payable to the Company’s financial advisor to the transaction and $40.0 million to employees as part of a pre-closing cash retention program agreed between the parties. If the Company receives the termination fee of $300 million from Illumina, $25 million will become payable to the Company’s financial advisor to the transaction.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements for 2019 and 2020 include the accounts of GRAIL, Inc. and its wholly-owned subsidiaries. The consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of expenses in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to accrued clinical studies and research and development expenses, stock-based compensation expense, useful lives of intangible assets and property and equipment, determination of incremental borrowing rate for operating leases, and the provision for (benefit from) for income taxes. Actual results could differ from these estimates, and such differences could be material to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities.

Substantially all the Company’s cash and cash equivalents are deposited in accounts with four accredited financial institutions that management believes are of high-credit quality. Such deposits have and will continue to exceed federally insured limits. The Company has not experienced any losses on its cash deposits.

The Company’s investment policy limits investments to certain types of securities issued by the U.S. government and its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash, cash equivalents, and marketable securities, and by issuers of marketable securities to the extent recorded on the consolidated balance sheets. As of December 31, 2020, the Company had no off-balance sheet concentrations of credit risk.

Risks and Uncertainties

The Company is primarily in the research and discovery stage and has not yet commercially launched a product that will generate revenues in amounts sufficient to fund operations. The market for which the Company is developing products is highly competitive and rapidly changing. Difficulties or delays in the Company’s clinical studies, delays in planned commercial launch of the Company’s products, potential complications with the Company’s sole suppliers, complex regulatory regimes, regulatory issues and other factors could negatively impact the Company’s operating results.

The Company may need to raise additional equity or debt financing to fund future operations that may not be available at terms acceptable to the Company, if at all. If the Company does not successfully commercialize its products in development, it will be unable to generate revenue from product sales or achieve profitability.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has since become a global pandemic. The COVID-19 pandemic poses the risk that the Company, its personnel and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. The ongoing COVID-19 pandemic has delayed anticipated completion of certain of the Company’s clinical studies as the Company had to suspend enrollment of the studies during the second quarter of 2020. While study sites have resumed enrollment, the Company may need to suspend enrollment again in the future. As of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstance related to COVID-19 that would require it to update its estimates or judgments or adjust the carrying value of its assets or liabilities. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements. The extent to which the coronavirus outbreak may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain.

The Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted by the United States on March 27, 2020. The CARES Act did not have a material impact on the Company’s provision for income taxes for the twelve months ended December 31, 2020.

Segments

The Company operates and manages its business as one reportable operating segment. The Company’s chief operating decision maker reviews financial information on an aggregate basis for the purposes of evaluating financial performance and allocating the Company’s resources. Substantially all of the Company’s long-lived assets were located in the United States as of December 31, 2019 and 2020.

Fair Value of Financial Instruments

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement (ASC 820). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets and liabilities.

Level 2—Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company has not elected the fair value option as prescribed by ASC Topic 825, Financial Instruments, for its financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, material financial assets and liabilities not carried at fair value are reported at their carrying values.

The carrying amounts for financial instruments such as prepaid expenses and other current assets, prepaid expenses and other current assets—related party, accounts payable, accounts payable—related parties, accrued liabilities and accrued liabilities—related parties approximate fair value due to their short-term maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks denominated in U.S. Dollars, Hong Kong Dollars and British Pounds and marketable securities, as described below.

Marketable Securities

The Company generally invests its excess cash in money market funds and investment-grade short- to intermediate-term fixed income securities. Such investments are included in cash and cash equivalents, short-term marketable securities, or long-term marketable securities on the consolidated balance sheets, are considered available-for-sale, and reported at fair value with unrealized gains and losses included as a component of other comprehensive loss (income). The amortized cost of debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity, which is included in interest expense (income), net, respectively, on the consolidated statements of operations. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on marketable securities are included in other expense (income), net. The cost of securities sold is determined using specific identification.

The Company periodically evaluates its available-for-sale debt securities in unrealized loss positions to determine whether any impairment is a result of a credit loss or other factors. This evaluation includes, but is not limited to, significant quantitative and qualitative assessments and estimates regarding credit ratings, significance of a security’s loss position, adverse conditions specifically related to the security, and the payment structure of the security.

Restricted Cash

Restricted cash is comprised of cash and cash equivalents that are restricted as to withdrawal or use related to letters of credit for the Company’s operating lease agreements.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method, and the cost is amortized over the estimated useful lives of the assets. The Company estimates the useful lives of property and equipment by asset classification as described in Note 3, Balance Sheet Components. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease agreement or the useful life of the improvements. The Company expenses repairs and maintenance costs as incurred. When an item is sold or disposed of, the cost and related accumulated depreciation or amortization is eliminated and the resulting gain or loss, if any, is recorded in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment and right-of-use assets, for indications of possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the future undiscounted cash flows attributable to these assets. Should impairment exist, the impairment would be measured as the amount by which the carrying amount of the assets exceeds the fair value of those assets. The Company recorded $2.2 million in impairment charges during 2019 and $0.1 million in impairment charges during 2020. Refer to Note 3 and Note 6 for further details.

Leases

The Company adopted ASU 2016-02, Leases (Topic 842) as of January 1, 2019. The Company classifies leases as either operating or finance leases at inception and as necessary at modification. Leased assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date. Although it may have a right and an obligation to exchange lease payments for a leased asset from the date of inception, the Company is unlikely to have an obligation to make lease payments before the asset is made available for use; therefore, lease classification, recognition, and measurement are determined at the lease commencement date.

Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the Company’s consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. When readily determinable, the Company uses the rate implicit in the lease to discount lease payments; however, when the rate is not readily determinable, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term and in a similar economic environment. The operating lease ROU asset also includes any initial direct costs, lease payments made prior to lease commencement, and lease incentives received. Variable lease payments are expensed as incurred and are not included within the ROU asset and lease liability calculation. Variable lease payments primarily include reimbursements of costs incurred by lessors for common area maintenance and utilities. The Company’s lease terms are the noncancelable period including any rent-free periods provided by the lessor and may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. At lease inception, and upon modification or remeasurement, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. Lease cost for lease payments is recognized on a straight-line basis over the lease term. The Company has certain lease agreements with lease and non-lease components, which are accounted for separately. For these agreements, lease payments are allocated between the lease- and non-lease components based on the relative stand-alone price of these components.

Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities on the Company’s consolidated balance sheets. Property and equipment under finance leases is generally amortized over the lease term and is included in depreciation expense. The interest on the finance lease liabilities is included in interest expense.

The Company does not recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Accrued Clinical Studies and Research and Development Expenses

The Company accrues for the estimated costs of research and development activities conducted by third-party service providers that are conducting clinical studies. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided and includes these costs in accrued liabilities and accrued liabilities—related parties in the consolidated balance sheets and within research and development and research and development—related parties expenses in the consolidated statements of operations. These costs are a significant component of research and development expenses. The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with third-party service providers. The Company makes judgments and estimates in determining the accrued liabilities balance in each reporting period.

Research and Development and Research and Development—Related Parties

Research and development and research and development—related parties expenses include costs incurred to develop the Company’s technology (prior to establishing technological feasibility), collect clinical samples, and conduct clinical studies to develop and support the Company’s investigational multi-cancer test. These costs consist of personnel costs, including salaries, benefits, and stock-based compensation expense associated with the Company’s research and development personnel, laboratory supplies, consulting costs, costs associated with setting up and conducting clinical studies at domestic and international sites, and allocated overhead expenses including rent, information technology, and equipment depreciation. The Company expenses both internal and external research and development costs in the periods in which they are incurred. Research and development—related parties expenses are further discussed in Note 12, Related-Party Transactions. Nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities are deferred and recognized as expense in the period in which the related goods are delivered or services are performed.

Redeemable Convertible Preferred Stock

The Company records the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies its redeemable convertible preferred stock outside of stockholders’ deficit on the consolidated balance sheets because, in the event of certain “liquidation events” that are not solely within the Company’s control, the shares would become redeemable at the option of the holders. The Company did not adjust the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at either of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

Stock-Based Compensation Expense

Employee stock-based compensation expense is measured at the grant date based on the fair value of the award. For awards with service-based vesting conditions, the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The vesting period is generally four years. The Company accounts for excess tax benefits from stock-based compensation expense in earnings, which are offset by a valuation allowance. The Company also made a policy election to account for forfeitures as they occur.

The Company determines the fair value of equity awards as follows:

Stock Options: In determining the fair value of the stock-based compensation expense for awards granted under the 2016 Equity Incentive Plan and non-plan incentive awards, the Company uses the Black-Scholes option-pricing model and a Monte Carlo simulation model, which require the input of subjective assumptions. These assumptions include: the fair value of common stock, the estimated length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate, and expected dividends. Changes in the following assumptions can materially affect the estimate of stock-based compensation expense:

Expected Term—For awards with service-based vesting conditions, the expected term of stock options represents the period the stock options are expected to remain outstanding and is calculated using the simplified method, due to limited history, which calculates the expected term as the midpoint of the contractual term of the awards and the vesting period. For awards with performance-based vesting conditions, the Company evaluates the award’s service period, contractual term, and its expectations of the projected timing of achievement of milestones in estimating the expected term.

Expected Volatility—As there has been no public market for the Company’s common stock to date, and thus the Company does not have any trading history of its common stock, the expected volatility is estimated based on the average volatility for comparable publicly-traded companies over a period equal to the expected term of the stock option grants. The comparable companies are chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

Expected Dividends—The Company has not paid dividends on its common stock and does not anticipate paying any dividends on its common stock in the near future.

Fair Value of Common Stock—Given the absence of a public trading market, the Company’s board of directors consider numerous objective and subjective factors to determine the fair value of the common stock at each grant date. These factors include, but are not limited to: (i) the most recently available valuations of the common stock performed at periodic intervals by an independent third-party valuation firm; (ii) the prices for the redeemable convertible preferred stock sold to outside investors; (iii) the Company’s capital structure, including the rights and preferences of the Company’s various classes of equity, including the redeemable convertible preferred stock relative to the common stock; (iv) the Company’s stage of development and commercialization as well as developments in the business; (v) the lack of marketability of the common stock for a privately-held company; (vi) the likelihood of achieving a liquidity event for the Company’s shares of common stock, such as the Merger Agreement or an initial public offering (IPO) or sale of the Company, given prevailing market conditions; (vii) the Company’s historical operating results; and (viii) valuations of comparable public companies.

The Company accounts for stock-based compensation arrangements with non-employees using a fair value approach. The Company believes that for stock options issued to non-employees, the fair value of the stock option is more reliably measurable than the fair value of the services rendered. Therefore, the Company estimates the fair value of non-employee stock options using a Black-Scholes option-pricing model with appropriate inputs.

The Company recognizes stock-based compensation expense for awards that contain performance-based and performance- and market-based conditions using the accelerated attribution method when management determines it is probable that the performance condition will be satisfied. For awards with performance- and market-based conditions, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and recognizes stock-based compensation expense over the derived service period when it becomes probable that the performance-based condition will be met. Under the Monte Carlo simulation, stock returns are simulated for the Company to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock, estimating the length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate and expected dividends.

The Company grants certain awards that may be settled in fully vested shares of common stock or in cash, at the Company’s election. These awards are accounted for as liability-classified awards because the dollar value of the awards is fixed and the number of shares is variable and is based on the per-share common stock value at the time the underlying performance- and market-based conditions are satisfied. For these awards, once the performance condition is deemed probable, the liability is remeasured on each reporting date using the Monte Carlo simulation until the awards vest. If the Company issues common stock, the liability is remeasured and then reclassified to additional paid-in capital, with a corresponding charge (or credit) to stock-based compensation expense.

Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs): The fair values of the RSUs and RSAs were determined based on the fair value of the Company’s common stock on the grant date.

Beginning in 2019, the Company granted RSUs that generally vest upon the completion of service-based conditions. Beginning in 2020, the Company granted performance-based RSUs (which contain both a service condition and a Performance Vesting Condition). The service-based vesting condition for these awards is generally satisfied over four years. The Performance Vesting Condition occurs on the earlier to occur of the consummation of the Company’s IPO (IPO Consummation) or the closing of a Corporate Transaction (as defined in the Company’s Equity Incentive 2016 Plan). The Company recognizes stock-based compensation expense over the requisite service period.

Provision for (Benefit from) Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

The Company reduces deferred tax assets, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax assets. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and recent results of operations.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions within the provision (benefit) for income taxes.

Foreign Currency

The functional currencies of the Company’s foreign subsidiaries are the U.S. Dollar, British Pound, and the Hong Kong Dollar. Adjustments resulting from translating the financial statements of the United Kingdom and Hong Kong subsidiaries into U.S. Dollars are recorded as a component of other comprehensive loss in the consolidated statements of comprehensive loss. Monetary assets and liabilities denominated in a foreign currency are translated into U.S. Dollars at the exchange rate on the balance sheet date. Expenses are translated at the weighted-average exchange rates during the period. Equity transactions are translated using historical exchange rates. Gains and losses resulting from translation of foreign currency monetary transactions are reported in interest and other income (expense), net in the consolidated statements of operations and comprehensive loss for all periods presented. Gains and losses resulting from foreign currency transactions that are deemed to be of a long-term investment nature are reported as a separate component of other comprehensive loss.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized losses (gains) on the Company’s marketable securities and foreign currency translation adjustments.

Net Loss Per Share Attributable to Class A and Class B Common Stockholders

Basic and diluted net loss per share attributable to Class A and Class B common stockholders are presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock and early exercised stock options and restricted stock awards to be participating securities. Under the two-class method, the net loss attributable to Class A and Class B common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the Company’s redeemable convertible preferred stock do not have a contractual obligation to share in losses. Basic net loss per share attributable to Class A and Class B common stockholders is calculated by dividing the net loss adjusted to include deemed dividends paid to the Company’s preferred stockholders and accretion to redemption value of the redeemable common stock awards, to the extent both impact accumulated deficit, by the weighted-average number of shares of Class A and Class B common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to Class A and Class B common stockholders is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss attributable to Class A and Class B common stockholders for each period presented.

Continuation Payments

Pursuant to the terms of the Merger Agreement the Company entered into with Illumina, the Company received a Continuation Payment totaling $35 million from Illumina during December 2020. The Company is accounting for the Continuation Payment as a financing from a related party shareholder that is immediately forgiven (in substance, a capital contribution) which is being recorded to additional paid-in capital on the consolidated balance sheet.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be terminated, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2020, the Company expensed $4.2 million of costs, within general and administrative expenses, previously capitalized and associated with the Company’s prior efforts to complete an initial public offering in 2020.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), and subsequent amendments, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 requires a lessee to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 is effective for financial years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach, and early adoption is permitted.

On January 1, 2019, the Company adopted Topic 842, as amended, under the modified retrospective transition approach, with no cumulative-effect adjustment on the opening balance of accumulated deficit as of the effective date (the effective date method). Under the effective date method, financial results reported in periods prior to January 1, 2019 are unchanged. The Company elected the package of practical expedients, which does not require reassessment of initial direct costs, classification of a lease, and definition of a lease. The Company has elected not to recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Upon adoption, the Company recognized $40.4 million of ROU assets and $40.4 million of lease liabilities on the Company’s consolidated balance sheet.

Accounting Standards Update (ASU) 2016-13 and 2020-03, collectively implemented as FASB Accounting Standards Codification 326, Financial Instruments–Credit Losses, provides amended guidance for measuring current expected credit loss. In June 2016, FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. On January 1, 2020, the Company adopted Topic 326 using a modified retrospective approach, which had no material impact on the Company’s consolidated financial statements. In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which makes improvements to financial instruments guidance. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260): Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815), which changes the classification analysis of certain equity-linked financial instruments with down round features. Under historical U.S. GAAP, an equity-linked financial instrument with a down round feature that otherwise was not required to be classified as a liability under Topic 480 was evaluated under the Topic 815 to determine whether it met the definition of a derivative (and was therefore measured at fair value at each reporting period). Under ASU 2017-11, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock under Topic 815. Accordingly, these financial instruments are no longer measured at fair value at each reporting period. ASU 2017-11 also requires entities that calculate earnings per share to recognize the effect of the down round feature when it is triggered (at this time, the effect is treated as a dividend and as a reduction of income available to common stockholders in basic earnings per share). It is effective for annual and interim periods beginning after December 15, 2018 and early adoption is permitted. The Company adopted this standard on January 1, 2019. The impact of the adoption of this ASU did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU improves the effectiveness of fair value measurements disclosures and modifies the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting - Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. On January 1, 2020, the Company adopted Topic 820. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 amended guidance to align the accounting for costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing costs associated with developing or obtaining internal-use software. Capitalized implementation costs must be expensed over the term of the hosting arrangement and presented in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement. The Company adopted ASU 2018-15 as of January 1, 2020 on a prospective basis, and the adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 modifies ASC 740 to simplify the accounting for income taxes. The Company elected to early adopt the amendments effective January 1, 2019. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. The purpose of the ASU is to clarify, correct errors in, or make minor improvements to a variety of ASC topics. The ASU is effective for fiscal years beginning after December 15, 2021 with early application permitted. The Company is currently assessing the impact of this update on its consolidated financial statements, but does not expect adoption will have a material impact on the Company’s financial statements.

NOTE 3. BALANCE SHEET COMPONENTS

Property and Equipment, Net

Property and equipment, net consisted of the following:

	Useful Life (in Years)	As of December 31,
		2019	2020

		(in thousands)
Laboratory equipment	3	$23,157	$24,036
Computer hardware	3	4,994	5,958
Computer software	3	257	423
Furniture and fixtures	5	2,021	2,291
Leasehold improvements	Lease term	21,931	22,055
Construction-in-process		215	31,303

Property and equipment, gross		52,575	86,066
Less accumulated depreciation and amortization		(28,150)	(35,710)

Total property and equipment, net		$24,425	$50,356

Included within property and equipment, net is $1.3 million and $0.3 million of laboratory equipment purchased from related parties as of December 31, 2019 and 2020, respectively.

During 2019, primarily in connection with the decision to end the Company’s lease in Hong Kong, the Company recorded an impairment charge of $0.9 million relating to laboratory equipment, computer hardware and furniture and fixtures, in research and development expenses. During 2020, the Company recorded impairment charges of $0.1 million relating to laboratory equipment in research and development expenses.

The Company recorded $10.3 million and $7.6 million of depreciation expense during 2019 and 2020 respectively. For more information on finance leases, see Note 6, Leases.

Accrued Liabilities and Accrued Liabilities - Related Parties

Accrued liabilities and accrued liabilities–related parties consist primarily of amounts owed to vendors, employees, and professional service firms and are based on the Company’s best estimate. Accrued liabilities and accrued liabilities–related parties consisted of the following:

	As of December 31,
	2019	2020

	(in thousands)
Accrued compensation expenses	$14,889	$21,392
Accrued legal and professional expenses	4,306	3,055
Accrued clinical studies expenses	5,119	6,097
Accrued research and development expenses	3,494	7,855
Accrued construction-in-process	23	9,893
Accrued research and development expenses––related parties	—	248
Accrued other expenses	3,753	2,321

Total accrued liabilities and accrued liabilities––related parties	$31,584	$50,861

NOTE 4. FAIR VALUE MEASUREMENTS

The following table represents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis as of December 31, 2019 and December 31, 2020:

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total

	(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	—	21,001	—	21,001
Commercial paper	—	4,988	—	4,988
Short-term marketable securities:
U.S. government treasuries	37,533	—	—	37,533
U.S. government agency securities	—	7,504	—	7,504
Corporate debt securities	—	236,234	—	236,234
Commercial paper	—	119,884	—	119,884
Long-term marketable securities:
Corporate debt securities	—	5,435	—	5,435
U.S. government agency securities	—	8,498	—	8,498

Total marketable securities	37,533	377,555	—	415,088

Total	$95,824	$403,544	$—	$499,368

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total

	(in thousands)
Cash equivalents:
Money market funds	$90,747	$—	$—	$90,747
Commercial paper	—	13,996	—	13,996
Short-term marketable securities:
U.S. government treasuries	153,313		—	153,313
U.S. government agency securities	—	30,039	—	30,039
Corporate debt securities	—	78,532	—	78,532
Commercial paper	—	151,402	—	151,402
Long-term marketable securities:
U.S. government agency securities	—	2,051	—	2,051

Total marketable securities	153,313	262,024	—	415,337

Total	$244,060	$276,020	$—	$520,080

There were no transfers between the fair value measurement levels during 2019 and 2020.

NOTE 5. MARKETABLE SECURITIES

All marketable securities as of December 31, 2019 and 2020 are considered available-for-sale, and the amortized costs, unrealized holding gains or losses, and the fair values of the Company’s marketable securities by major security type are summarized in the table below:

	As of December 31, 2019
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value

	(in thousands)
Cash equivalents:
Money market funds	$58,291	$—	$—	$58,291
Corporate debt securities	21,001	—	—	21,001
Commercial paper	4,988	—	—	4,988

Total cash equivalents	84,280	—	—	84,280

Short-term marketable securities:
U.S. government treasuries	$37,497	$37	$(1)	$37,533
U.S. government agency securities	7,499	5	—	7,504
Corporate debt securities	236,012	259	(37)	236,234
Commercial paper	119,884	—	—	119,884

Total short-term marketable securities	400,892	301	(38)	401,155

Long-term marketable securities:
Corporate debt securities	5,439	—	(4)	5,435
U.S. government agency securities	8,500	—	(2)	8,498

Total long-term marketable securities	13,939	—	(6)	13,933

Total marketable securities	$499,111	$301	$(44)	$499,368

	As of December 31, 2020
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value

	(in thousands)
Cash equivalents:
Money market funds	$90,747	$—	$—	$90,747
Corporate debt securities
Commercial paper	13,996	—	—	13,996

Total cash equivalents	104,743	—	—	104,743

Short-term marketable securities:
U.S. government treasuries	$153,261	$53	$(1)	$153,313
U.S. government agency securities	30,033	6	—	30,039
Corporate debt securities	78,490	49	(7)	78,532
Commercial paper	151,402	—	—	151,402

Total short-term marketable securities	413,186	108	(8)	413,286

Long-term marketable securities:
U.S. government agency securities	$2,051	—	—	$2,051

Total long-term marketable securities	2,051	—	—	2,051

Total marketable securities	$519,980	$108	$(8)	$520,080

Interest income related to the Company’s cash equivalents and available-for-sale investments included in interest income, net, was $11.7 million and $5.5 million during 2019 and 2020, respectively.

The following table summarizes the maturities of the Company’s available-for-sale securities, excluding cash equivalents, by contractual maturity, as of December 31, 2020.

	As of December 31, 2020
	Amortized Cost	Aggregate Fair Value

	(in thousands)
Mature in less than one year	$413,186	$413,286
Mature in one to two years	2,051	2,051

Total	$415,237	$415,337

The following table summarizes the Company’s available-for-sale securities that were in a continuous unrealized loss position for less than 12 months, as of December 31, 2019 and 2020.

	As of December 31,
	2019		2020
	Aggregate Fair Value	Aggregate Unrealized Losses	Aggregate Fair Value	Aggregate Unrealized Losses

	(in thousands)
U.S. government treasuries	$7,542	$(1)	$20,217	$(1)
U.S. government agency securities	8,498	(2)	—
Corporate debt securities	62,395	(41)	30,716	(5)

Total	$78,435	$(44)	$50,933	$(6)

As of December 31, 2019 and 2020, some of the Company’s marketable securities were in an unrealized loss position. The Company held a total of 23 and 17 positions that were in an unrealized loss position as of December 31, 2019 and 2020, respectively. The Company determined that no credit losses exist as of December 31, 2019 and 2020, respectively, because the change in market value for those securities related primarily to interest rate shifts rather than significant changes in the underlying credit quality of the securities that it holds. The Company has the ability to hold all marketable securities that have been in a continuous loss position until maturity or recovery.

The Company’s short-term marketable securities have an effective maturity date of less than 12 months, and the long-term marketable securities have an effective maturity of greater than 12 months and less than 13 months.

NOTE 6. LEASES

The Company has entered into operating and finance leases for facilities and research and development equipment. As of December 31, 2020, the Company does not have any remaining finance leases. Operating leases have remaining lease terms which range from 2 year to 13 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 to 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option. One lease provides the option to terminate the lease under certain conditions with three months’ notice. The Company does not expect to exercise this termination option. The exercise of lease renewal and termination options is at the Company’s sole discretion. The Company also has variable lease payments that are primarily comprised of common area maintenance and utility charges.

During the twelve months ended December 31, 2019, in connection with the decision to exit its Hong Kong facility, the Company recorded an impairment charge of $1.3 million in research and development expenses relating to operating lease right-of-use assets. In November 2019, the Company entered into a surrender agreement to terminate the operating lease of the Hong Kong facility, which released the Company of its residual value guarantees, which amounted to $0.6 million and was recognized as an offset to general and administrative expenses.

In June 2020, the Company entered into a new agreement to lease approximately 200,000 square feet of laboratory and office space in North Carolina, which commenced in September 2020 for a term of 12.5 years with three five-year renewal options. Upon commencement, the Company recognized an operating lease ROU asset of $20.2 million and an operating lease liability of $20.2 million. The total estimated aggregate base rent payments, excluding the renewal options and any tenant improvement allowances, for the North Carolina laboratory and office space are $86.6 million.

Supplemental cash flow information related to leases was as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2020

	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,981	$2,773
Financing cash flows from finance leases	1,559	812

The components of lease expense were as follows:

	Year Ended December 31,
	2019	2020

	(in thousands)
Operating lease cost	$7,215	$8,446
Finance lease cost
Amortization of leased assets	32	—
-Interest on lease liabilities	107	12
Short-term lease cost	—	226
Variable lease cost	3,234	2,948

Total lease cost	$10,588	$11,632

	As of
	December 31, 2019	December 31, 2020

	(in thousands)
Weighted-average remaining lease term (years):
Operating lease	6.9	8.4
Finance lease	0.5	—
-Weighted-average discount rate:
Operating leases	7.0%	7.0%
Finance leases	5.1%	—%

As of December 31, 2020, the maturities of the Company’s operating lease liabilities were as follows:

Year Ended December 31,	Amount (in thousands)
2021	$9,751
2022	12,208
2023	12,324
2024	14,486
2025	15,348
Thereafter	68,282

Total undiscounted lease payments	132,399
Less: Imputed interest	(38,653)
Less: Tenant improvement allowance*	(30,760)

Total operating lease liabilities	$62,986

(*)	Tenant improvement allowance is estimated to be received as follows: approximately $19.0 million in 2021, $3.9 million in 2023 and $7.9 million in 2024, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

As of December 31, 2020, the Company’s future non-lease commitments over the next five years and thereafter were as follows:

	Minimum Royalties	Purchase Commitments	Total

	(in thousands)
2021	$525	$2,400	$2,925
2022	575	2,448	3,023
2023	1,075	1,458	2,533
2024	1,075	—	1,075
2025	1,075	—	1,075
Thereafter	5,675	—	5,675

Total commitments	$10,000	$6,306	$16,306

Minimum Royalty Commitments

The Company has certain minimum royalty commitments associated under licensing agreements related to its research efforts.

Purchase Commitments

The Company has open purchase orders primarily related to the purchase of laboratory supplies in the normal course of business.

Contingencies

The Company responds to claims arising in the ordinary course of business. If necessary, the Company will accrue estimates of the amounts it expects to pay upon resolution of such matters, and such amounts will be included in other current liabilities. Should the Company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified.

Legal Matters

The Company is subject to various claims, complaints, and legal actions that arise from time to time. The Company does not believe it is a party to any currently pending or threatened legal proceedings that will result in a material adverse effect on its business. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Indemnification

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under the applicable indemnification agreements is not specified in the agreements; however, the Company has director and officer insurance coverage that reduces its exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

NOTE 8. COMMON STOCK

The Company has two classes of common stock: Class A and Class B. The voting rights per share of Class A and Class B are 1:1 and 10:1, respectively. Common stockholders are entitled to dividends when and if declared by the board of directors subject to the prior rights of the preferred stockholders. As of December 31, 2020, no dividends have been declared. The shares of Class B common stock are convertible into shares of Class A common stock at a ratio of 0.44 shares of Class A common stock to 0.42 shares of Class B common stock.

As of December 31, 2020, the Company has reserved shares of Class A common stock for issuance upon conversion of the redeemable convertible preferred stock and exercise of options. No shares of Class B common stock have been reserved. The Company has reserved shares of Class A common stock, on an as converted basis, for issuance as follows:

Class A Shares
(in thousands)
Conversion of Series A redeemable convertible preferred stock	85,000
Conversion of Series B redeemable convertible preferred stock	309,257
Conversion of Series C redeemable convertible preferred stock	63,145
Conversion of Series D redeemable convertible preferred stock	76,744
Conversion of Class B common stock	26,179
Options and awards outstanding for the 2016 Equity Incentive Plan	100,580
Non-Plan Incentive Awards	24,486
Reserved for future grants	5,438

Total	690,829

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables represent the redeemable convertible preferred stock as of December 31, 2019 and 2020:

	As of December 31, 2019
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value

	(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	48,942,833	5.1080	31,323,413	159,836	160,000

Total	506,344,024		488,724,604	$1,664,797	$1,784,655

	As of December 31, 2020
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value

	(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	76,743,836	5.1080	76,743,836	391,694	392,008

Total	534,145,027		534,145,027	$1,896,655	$2,016,663

During 2019, the Company issued 31,323,413 shares of Series D redeemable convertible preferred stock for gross proceeds of $160.0 million, less $0.2 million of issuance costs. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, B, and C redeemable convertible preferred stock except that it has a liquidation preference of $5.108 per share.

During 2020, the Company issued 45,420,423 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $232.0 million, less $0.1 million of issuance costs. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, B, and C redeemable convertible preferred stock except that it has a liquidation preference of $5.1080 per share.

Redemption

As of December 31, 2019 and December 31, 2020, the Company classified the convertible preferred stock as redeemable on the consolidated balance sheets. Upon the occurrence of certain change-in-control events that may be outside the Company’s control, including liquidation, sale, or transfer of the Company, holders of the convertible preferred stock could cause a redemption of their stock for cash. The preferred stock does not have a mandatory redemption date.

Conversion

Each share of preferred stock is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilutive share issuances as described in the next paragraph. The total number of shares of common stock into which the preferred stock may be converted is determined by dividing the then-applicable conversion price by the initial conversion price. The preferred stock automatically converts into shares of Class A common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate gross proceeds of no less than $150 million (Qualifying IPO), provided that, prior to April 17, 2022 (24 months after the Series D extension closing), such automatic conversion shall also require either (i) the per share price of the Qualifying IPO to be at least $5.1080 per share (i.e., the Series D preferred stock original issue price) or (ii) the vote of the holders of a majority of the combined Series C and D preferred stock. The preferred stock also automatically converts into shares of Class A common stock at the then-applicable conversion price upon the vote of a majority of the holders of preferred stock and, if prior to April 17, 2022, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required. As of December 31, 2020, each share of Series A, B, C, and D preferred stock was convertible into one share of Class A common stock.

Subject to certain exceptions, including issuances of shares to employees or consultants pursuant to a stock option plan approved by the board of directors and issuances of shares to lenders or strategic partners or in connection with the acquisition of a company or technology, in each case approved by the board of directors, the conversion price of each applicable series of preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the then-applicable conversion price.

Dividends

Any dividends paid in any fiscal year will be paid among the holders of redeemable convertible preferred stock and common stock then outstanding based on preferences and on an if-converted basis. Dividends are noncumulative, and none were declared as of December 31, 2019 or December 31, 2020.

Voting

Each share of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of Class A common stock into which such shares could be converted. Holders of redeemable convertible preferred stock and common stock vote as a single class.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a merger, acquisition, or sale of assets where the holders of common stock and preferred stock own less than a majority of the resulting voting power of the surviving entity (Liquidation Transaction), the holders of preferred stock will receive in preference to the holders of common stock, an amount per share equal to the liquidation preference, plus any accrued but unpaid dividends. After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock on a pro rata basis. The vote of a majority of the holders the preferred stock can waive the liquidation preference; provided that, prior to April 17, 2022, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required to waive such liquidation preference. These liquidation features cause the Series A, B, C, and D preferred stock to be classified as mezzanine equity rather than as a component of stockholders’ deficit.

NOTE 10. STOCK INCENTIVE AWARDS

The Company grants awards under the 2016 Equity Incentive Plan, as amended (2016 Plan) as well as incentive awards not under the 2016 Plan (Non-Plan Equity Incentive Awards).

2016 Equity Incentive Plan

The Company’s board of directors adopted, and its stockholders approved, the Company’s 2016 Plan in January 2016. The 2016 Plan was amended on February 6, 2017, February 27, 2017, September 18, 2019, November 21, 2019, November 25, 2019 and May 7, 2020. Unless the board of directors provides otherwise, beginning on January 1, 2018 and continuing each anniversary thereof, the number of shares of common stock reserved for issuance under the 2016 Plan will automatically increase, if and to the extent necessary, to ensure that the reserve represents at least 4% of the total number of issued and outstanding shares of common stock of the Company on a fully diluted basis as of December 31 of the immediately preceding year. Under the 2016 Plan, any shares that are forfeited or expired are added back to the shares available for issuance.

As of December 31, 2020, the Company had granted options or rights to purchase 170,590,333 shares of its Class A common stock and 24,989,397 shares of its Class B common stock under the Company’s 2016 Plan, of which options or rights to purchase 100,580,453 shares of Class A common stock and no shares of Class B common stock were outstanding. As of December 31, 2020, 5,437,747 shares of Class A common stock and no shares of Class B common stock remained available for future grants. The maximum contractual term of options is generally ten years.

The Company’s 2016 Plan allows for the grant of awards in the form of: (i) incentive stock options, (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) RSAs; (v) RSUs; and (vi) unrestricted stock. Directors, employees, and consultants are eligible to participate in the 2016 Plan.

Stock Option Activity—A summary of all stock option activity for the 2016 Plan during 2020 is as follows:

	Class A
	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price Per Share	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value

	(in thousands, except years and per share data)
Balance as of December 31, 2019	77,784	1.52		9.07	44,677
Awards Authorized
Granted	33,448	2.09	1.47
Exercised	(12,252)	0.76
Repurchased	—	—
Forfeited	(17,167)	1.36

Balance as of December 31, 2020	81,813	1.89		8.73	537,108

Options vested and expected to vest as of December 31, 2020	71,822	1.87		8.68	472,978

Options vested and exercisable as of December 31 2020	24,714	1.61		8.05	169.224

Restricted Stock Unit Activity—A summary of all restricted stock unit activity for the 2016 Plan during 2020 is as follows:

	Class A Restricted Stock Units Weighted-
	Restricted Stock Units Outstanding	Average Grant Date Fair Value Per Share

	(in thousands, except per share data)
Unvested balance as of January 1, 2020	16,516	1.97
Granted	2,252	$8.07
Vested	—	—
Forfeited	—	—

Unvested balance as of December 31, 2020	18,768	2.71

As of December 31, 2020, there was $18.4 million of total unrecognized compensation cost related to restricted stock units that contains service-based conditions granted under the Company’s 2016 Plan. That cost is expected to be recognized over a weighted-average period of 2 years. As of December 31, 2020, the total unrecognized compensation cost related to restricted stock units that contains performance- and service- based condition was $18.1 million.

Awards with Service-Based Vesting Conditions Granted under the 2016 Plan

During 2019 and 2020, the Company granted 62,593,918 and 29,004,127 awards with service-based vesting conditions, respectively.

During 2019 and 2020, the Company granted 46,077,816 and 28,998,127 options of Class A common stock under the 2016 Plan with only service-based vesting conditions, respectively. The fair value of these options granted during 2019 and 2020 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2019	2020
Expected term (in years)	5.94	6.06
Expected volatility	73.5%	81.2%
Risk-free interest rate	1.69%	0.60%
Expected dividend rate	—%	—%

The aggregate intrinsic value of options exercised during 2019 and 2020 was $3.5 million and $18.5 million, respectively. During 2019 and 2020, the Company modified 3,271,768 and 1,450,451 awards respectively with service-based vesting conditions from the 2016 Plan. See “Modification of Stock Awards.”

During 2019, of the 62,593,918 awards granted, 16,516,102 were RSUs of Class A common stock under the 2016 Plan. These RSUs have an expiration term of 10 years. 11,285,902 RSUs vest over a period of 3 years with two-thirds vesting upon the second anniversary of the vesting start date and the remaining one-third vesting at the third anniversary of the vesting start date. 5,230,200 RSUs vest over a period of 4 years with 25% vesting upon the first anniversary of the vesting start date and 1/16th vesting quarterly thereafter. During 2020, 5,230,200 restricted units had their vesting terms modified. See “Modification of Stock Awards”. The weighted-average grant date fair value per share for these RSUs was $1.97 and the aggregate grant date fair value was $32.6 million. None of these units vested during 2020.

Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

The Company has granted awards performance based vesting conditions, all of which, are subject to the holder’s continued employment with, or service as a consultant, to the Company, in either case, through the applicable vesting date.

During 2016, the Company granted restricted stock awards of 5,714,286 shares of Class B common stock that vest upon satisfaction of performance or service-based conditions. The grant date fair value per share of these awards was $0.15 and the aggregate grant date fair value was $0.9 million. Stock-based compensation expense of $0.2 million and $0 was recognized during 2019 and 2020 respectively, for these awards. During 2020, all 5,714,286 shares, with a grant date fair value of $0.9 million, vested upon meeting the service-based condition.

During 2017, the Company granted options to purchase 4,180,021 shares of Class A common stock to consultants that vest upon satisfaction of performance-and service-based conditions. The options vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During 2017, a performance-based condition was satisfied and as a result, vesting of one-third of these options was accelerated. During 2019, a second performance-based condition was satisfied and as a result, vesting of the remaining options was accelerated. The grant date fair value per share of these options was $0.32 and the aggregate grant date fair value was $1.3 million. The total grant date fair value of options that vested during 2019 was $0.4 million. The aggregate intrinsic value of options exercised during 2019 and 2020 was $2.3 million and $0, respectively. Stock-based compensation expense of $0.1 million was recognized during 2019 for these options.

During 2018, the Company granted options to purchase 1,500,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. During 2018, 500,000 shares vested after the related performance-based condition was met, and stock-based compensation expense of $0.1 million was recognized for these vested options. In addition, 500,000 shares were forfeited due to the related performance-based condition not being met by December 31, 2018. During 2020, the remaining 500,000 shares were forfeited due to the related performance-based conditions not being met prior to the termination of the respective agreement. The grant date fair value per share of these options was $0.26 and the aggregate grant date fair value was $0.4 million. The aggregate intrinsic value of options exercised during 2019 and 2020 was $0 and $0.8 million, respectively.

During 2019, the Company granted options to purchase 1,050,000 shares of Class A common stock that vest upon satisfaction of performance-based conditions. The grant date fair value per share of these options was $1.10 and the aggregate grant date fair value was $1.2 million. As of December 31, 2019, those shares were forfeited.

During 2019, the Company granted options to purchase 1,743,300 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon meeting certain performance-based conditions, over a period of four years, with 1/48th of the total award vesting upon each monthly anniversary of the vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $3.0 million. As of December 31, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2019, the Company granted options to purchase 3,506,222 shares of Class A common stock to two of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $5.9 million. As of December 31, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2020, the Company granted options to purchase 1,700,000 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting upon each monthly anniversary of the vesting commencement date. The grant date fair value per share of these options was $1.68 and the aggregate grant date fair value was $2.9 million. As of December 31, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2020, the Company granted options to purchase 750,000 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of two years, with 25% vesting upon the vesting commencement date, and 3.125% vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.68 and the aggregate grant date fair value was $1.3 million. As of December 31, 2020, no options have been exercised, no options have vested, and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2020, the Company granted options to purchase 2,000,000 shares of Class A common stock to one of the Company’s executives. Of these awards, 1,000,000 will commence vesting upon the achievement of certain performance-based conditions, over a period of three years with 1/36th vesting on the monthly anniversary of the vesting commencement date. As of December 31, 2020, no expense has been recorded for these awards as the performance condition was not probable of being met. The remaining 1,000,000 awards vest over a period of a year, with 50% vesting upon the achievement of certain performance-based conditions and the remainder 50% vesting upon the first anniversary of such vesting commencement date. As of December 31, 2020, $1.2 million of expense has been recorded for these awards as it was estimated that the performance condition was probable of being met. The grant date fair value per share of these options was $1.74 and the aggregate grant date fair value was $3.5 million. As of December 31, 2020, no options have been exercised and no options have vested for these awards.

During 2020, the Company granted 2,245,438 restricted stock units (RSUs) of Class A common stock that vest upon satisfaction of certain performance- and service-based conditions. The service-based vesting condition for these awards is satisfied over a period of 4 years. The performance-based vesting condition occurs on the earlier to occur of the consummation of the Company’s IPO or the closing of a Corporate Transaction (as defined in the 2016 Plan). The grant date fair value per share of these awards was $8.07 and the aggregate grant date fair value was $18.1 million. As of December 31, 2020, no RSUs have vested, and no expense has been recognized for these awards as the performance-based conditions is not yet considered probable of being met.

The fair value of the Company’s stock options with performance-based conditions granted under the 2016 Plan during 2019 and 2020 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2019	2020
Expected term (in years)	9.45	10
Expected volatility	78.1%	82.9%
Risk-free interest rate	2.01%	0.68%
Expected dividend rate	—%	—%

Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

During 2018, the Company granted options to purchase 4,883,947 shares of Class A common stock that vest upon satisfaction of performance-and market-based conditions. The performance-based condition is satisfied upon IPO Consummation and achieving certain performance conditions. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The weighted-average grant date fair value per share for these options was $0.22 and the aggregate grant date fair value was $1.1 million. As of December 31, 2020, no options have been exercised, no options have vested and no expense has been recognized for these awards as the achievement of the performance-based condition was not deemed to be probable. As of December 31, 2020, options to purchase 4,562,445 shares have been forfeited.

Awards Granted to Non-Employees under the 2016 Plan

Awards granted to non-employees are accounted for in the same manner as awards for employees. The Company recorded stock-based compensation expense of $0.4 million and $0.3 million related to awards granted to non-employees during 2019 and 2020, respectively.

Non-Plan Equity Incentive Awards

During 2016, the Company granted restricted stock awards of 1,125,000 shares of Class A common stock outside of the 2016 Plan. These awards have an expiration term of 10 years. Of these awards, 1,000,000 will vest over a period of 4 years with 1/48th vesting on the monthly anniversary of the grant date with the exception of accelerating events relating to certain successful patent claims. The remaining 125,000 of these awards vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. During 2019 and 2020, 281,250 and 135,417, respectively, of these awards vested. As of December 31, 2020, these are awards are fully vested. The weighted-average grant date fair value per share for these awards was $0.25 and the aggregate grant date fair value was $0.3 million. The total grant date fair value of awards that vested during 2019 and 2020 was, $0.1 million and $0.1 million, respectively. Stock-based compensation expense of $0.1 million and less than $0.1 million was recognized during 2019 and 2020, respectively, for these awards.

During 2018, the Company granted options to purchase 28,683,500 shares of Class A common stock outside of the 2016 Plan to two of the Company’s executives, of which 476,191 were exercised. Of these options, 21,453,125 have an expiration term of 10 years and vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. The weighted-average grant date fair value per share was $0.45 and the aggregate grant date fair value was $9.7 million. No options were exercised in 2019 or 2020. During 2019, 8,279,501 of these options were forfeited. The total grant date fair value of awards that vested during 2019 and 2020 was $4 million and $1.3 million, respectively. Stock-based compensation expense of $1.2 million and $0 was recognized during 2019 and 2020, respectively, for these awards. The 2020 awards that vested were fully expensed at the time of modification in 2019 (as further described below).

The remaining 7,230,375 options granted in 2018 vest upon satisfaction of performance- and market-based conditions. The performance-based condition is satisfied upon IPO Consummation and achieving certain performance targets. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after the IPO. For these options, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The weighted-average grant date fair value per share for these options was $0.38, and the aggregate grant date fair value was $2.8 million. All of these options were forfeited in 2019.

None of the Non-Plan Equity Incentive Awards using the Monte Carlo simulation vested, none were exercised and no expense had been recognized for these awards.

During 2019, the Company granted restricted stock units of 13,827,568 shares of Class A common stock outside of the 2016 Plan. These units vest over a period of 3 years with 67% vesting upon the second anniversary of the vesting start date and the remaining 33% vesting on the third anniversary of the vesting start date. The weighted-average grant date fair value per share for these units was $1.92 per share and the aggregate grant date fair value was $26.5 million. As of December 31, 2020, none of these units have vested.

During 2019, the Company modified 10,658,214 options granted outside of the 2016 Plan with service-based conditions and 1,631,375 options granted outside of the 2016 Plan with performance- and market-based conditions. See “Modification of Stock Awards”. All remaining options, which were neither modified nor exercised, were forfeited as of December 31, 2019.

The Non-Plan Incentive Awards outstanding as of December 31, 2020 had a weighted-average exercise price of $0.77 per share.

Early Exercise of Stock Options

Certain options granted under the 2016 Plan and Non-Plan Incentive Awards have been early exercised. The unvested shares are subject to a repurchase right held by the Company at the original purchase price. The proceeds initially are recorded as a liability for early exercise of unvested options and reclassified to additional paid-in capital as the repurchase right lapses. The Company issued 164,981 and 670,969 shares of common stock upon the early exercise of options during 2019 and 2020, respectively, for total exercise proceeds of $0.2 million and $1.1 million, respectively. During 2019 and 2020, the Company repurchased 857,476 and 253,087 shares, respectively, of unvested common stock related to early exercised options at the original purchase price due to the termination of employees.

Shares Subject to Repurchase

As of December 31, 2019 and 2020, 7,145,211 and 790,745 shares, respectively, held by employees and directors were subject to the Company’s right of repurchase at an aggregate price of $2.2 million and $1.3 million, respectively.

Modification of Stock Awards

During 2019, the Company modified an employee’s options to purchase 1,631,375 shares of Class A common stock with performance- and market-based conditions. As a result of this modification, the performance-based conditions were changed, and the market-based conditions were eliminated. The Company accounted for the changes to the awards as a modification, and the fair value of these awards was increased by $0.3 million with no impacts recorded in the financial statements. As of December 31, 2019, the awards have been cancelled due to the related performance-based condition not being met prior to the termination of his employment.

During 2019, the Company entered into a consulting agreement with a former employee, as a result of which 1,631,375 of his unvested service-based options to purchase shares of Class A common stock granted as an employee continue to vest on a monthly basis during the consulting period and 2,854,906 options had their exercise period extended. The Company accounted for the changes to the awards as a modification, and the fair value of his service-based stock options increased by $3.0 million which was recorded as an incremental expense during 2019.

During 2019, the Company entered into agreements with 10 employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 4,716,504 options were accelerated as of the date of the agreements, and 10,896,983 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $6.1 million, which was recorded as an incremental expense during 2019.

During 2020, the Company entered into agreements with 4 employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 70,578 options were accelerated as of the date of the agreements, and 1,443,623 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $0.3 million, which was recorded as an incremental expense during 2020.

During 2020, with the agreement of the employee, the Company modified the vesting of 5,230,200 restricted stock units which had originally been granted with a service-based condition only to include performance- and service-based conditions. 25% of the award will commence vesting after the original service component time has passed on the earlier of (i) March 15, 2021, and (ii) the earlier to occur of the IPO Consummation or the closing of a Corporate Transaction, and 1/16th of the shares will vest on the earlier to occur of (x) March 15th of the year following completion of the original service component, and (y) the earlier to occur of the IPO Consummation or the closing of a Corporate Transaction. The Company will continue to recognize the grant date fair value of the award over the expected vesting period. The modification of these awards did not have an additional impact on the financial statements.

Stock-Based Compensation Expense

The following table is a summary of stock-based compensation expense recognized during 2019 and 2020 for employees and non-employees for both the 2016 Plan and non-2016 Plan equity incentive awards:

	Year Ended December 31,
	2019	2020

	(in thousands)
Research and development	$3,913	$6,724
Research and development-related parties	135	263
Marketing	202	2,587
General and administrative	24,141	36,417

Total stock-based compensation expense	$28,391	$45,991

As of December 31, 2020, the total unrecognized stock-based compensation expense for awards that contain service-based conditions for both the 2016 Plan and Non-Plan Equity Incentive Awards was $89.3 million, which is expected to be recognized over a weighted-average period of approximately 2.5 years. As of December 31, 2020, the total unrecognized stock-based compensation expense for awards that contain only performance-based or performance- and market-based conditions for both the 2016 Plan and Non-Plan Equity Incentive Awards was $33.5 million.

Liability-Classified Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

In 2016, the Company entered into an agreement with a former executive officer pursuant to which he was eligible to receive $10.0 million in incentive awards. During 2020, these incentives awards were forfeited.

In 2017, the Company entered into a transition agreement with the vice chairperson of the board of directors. Under the transition agreement, the individual was eligible to receive up to $130.0 million in incentive awards. During 2020, the transition agreement was modified. The modification changed the performance-based conditions and the market-based conditions were eliminated. See “Liability-Classified Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan”.

In 2018, the Company entered into a separation agreement with a former executive. Under the agreement, the individual is eligible to receive up to $8 million in incentive awards. During 2020, these incentive awards were forfeited.

As of December 31, 2020, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-based condition was not deemed to be probable.

Liability-Classified Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

During 2020, the Company modified the transition agreement with the vice chairperson of the board of directors, and the under the new agreement, he is eligible to receive up to $78.0 million in incentive awards.

The incentive awards for the vice chairperson of the board of directors are granted subject to the respective individual’s continued service to the Company. The awards are earned upon the satisfaction of certain performance-based conditions based on cumulative net revenues in any period of four consecutive quarters.

The above incentive awards for the vice chairperson of the board of directors will be paid, at the Company’s election, in fully vested shares of Class B common stock (or securities into which the Class B common stock has previously been converted) or in cash. The dollar value of these incentive awards is based on the achievement of the performance-based conditions described above. The number of shares is variable based on the per-share valuation at the time of the respective qualifying event. Accordingly, these awards are accounted for as liability-classified awards, and, once the related performance-based conditions are deemed to be probable, the liability will be remeasured at fair value on each reporting date until the awards vest.

As of December 31, 2020, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-based condition was not deemed to be probable.

NOTE 11. INCOME TAXES

The components of the loss before provision for (benefit from) income taxes during 2019 and 2020 are as follows:

	Year Ended December 31,
	2019	2020

	(in thousands)
United States	$245,430	$312,285
Foreign	(380)	(162)

Loss before provision for (benefit from) income taxes	$245,050	$312,123

The components of income tax expense (benefit) consist of the following:

	Year Ended December 31,
	2019	2020

	(in thousands)
Current taxes:
Federal	$—	$—
-State
Foreign	(544)	111
Total current income tax expense/(benefit)	$(544)	$111
Deferred taxes:
Federal
State
Foreign	349	(78)

Total deferred income tax expense/(benefit)	$349	$(78)

Provision for (Benefit from) income taxes	(195)	33

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	Year Ended December 31,
	2019	2020
Federal statutory rate	21.00%	21.00%
State income taxes	6.98	6.49
Change in state tax apportionment	—	(5.90)
Other permanent items	(0.73)	(1.34)
Research and development credit	3.54	3.18
Change in valuation allowance	(30.70)	(22.82)
Other	(0.01)	(0.62)

Effective tax rate	0.08%	(0.01%)

The Company’s effective tax rate differs from the federal statutory rate primarily due to the valuation allowance recorded to offset the Company’s net deferred tax assets.

The significant components of the Company’s net deferred tax assets as of December 31, 2019 and 2020, are as follows:

	Year Ended December 31,
	2019	2020

	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$61,259	$102,685
Research and development credits	29,292	39,177
Amortization	203,098	217,846
Depreciation	8,057	5,393
Accruals and reserves	5,150	6,347
Stock-based compensation	10,703	15,725
Lease liabilities	11,541	16,381

Total deferred tax assets	329,100	403,554
Valuation allowance	(319,224)	(390,256)

Net deferred tax assets	9,876	13,298

Deferred tax liabilities
Right-of-use assets	(9,804)	(13,271)
Other	(72)	(27)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, the Company had established a valuation allowance of $390.3 million against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased by $71.0 million during 2020. The change in the valuation allowance for both years was primarily due to the addition of current year loss carryforwards offset, in part, by a change in the blended state tax rate.

As of December 31, 2020, the Company had $354.7 million of federal net operating loss (NOL) carryforwards. The federal NOL carryforwards begin expiring in 2036 if not utilized. At December 31, 2020, the Company had $415.6 million of state net operating loss carryforwards. The state net operating loss carryforwards begin expiring in 2036, if not utilized. Federal NOLs generated after December 31, 2017 have an indefinite carryforward period subject to the 80% deduction limitation based upon pre-NOL deduction taxable income.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020, provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the 80% taxable income limitation is temporarily removed, allowing NOLs to fully offset net taxable income. The CARES Act did not materially impact the Company’s tax position.

In addition, the Company has federal research and development tax credits carryforwards of $29.3 million and state research and development tax credit carryforwards of $24.9 million. The federal credit carryforwards begin expiring in 2036 and the state credits carry forward indefinitely. The Internal Revenue Code contains provisions which limit the amount of NOL and research credit carryforwards that can be used in any given year if a significant change in ownership has occurred. The Company performed a detailed analysis on the changes in the ownership of its shares as of June 30, 2020. The Company does not expect there are tax attributes subject to a permanent restriction and never usable before expiration.

ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. As of December 31, 2020, the Company had $11.8 million in unrecognized tax benefits which would affect the effective tax rate before consideration of the valuation allowance.

The beginning and ending unrecognized tax benefits amounts were as follows (in thousands):

	Year Ended December 31,
	2019	2020

	(in thousands)
Gross amount of unrecognized tax benefits as of the beginning of the period	$5,916	$9,070
Increase related to prior year tax provisions	740	—
Increase related to current year tax provisions	2,414	2,753

Gross amount of unrecognized tax benefits as of the end of the period	$9,070	$11,823

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense as necessary. Management determined that no accrual for interest and penalties was required as of December 31, 2020.

The Company’s major tax jurisdictions are the United States and California. The Company’s tax years since inception will remain open for examination by the federal and state tax authorities due to historical losses. The Company is not currently subject to income tax examinations by any authority. The Company does not believe that its unrecognized tax benefits will materially change within the next 12 months.

NOTE 12. RELATED-PARTY TRANSACTIONS

Illumina Agreements

Beginning May 4, 2020, Mostafa Ronaghi has served as a member of the Company’s board of directors. Dr. Ronaghi was also the Chief Technology Officer of Illumina through May 2020 and the Senior Vice President of Entrepreneurial Development of Illumina through January 2021. Illumina is a principal owner of the Company and is a major supplier of the Company’s reagents and capital equipment.

As discussed in Note 1, on September 20, 2020, the Company entered into the Merger Agreement pursuant to which Illumina will acquire the Company. Refer to Note 1 for additional details. In accordance with the terms of the Merger Agreement, we received Continuation Payments totaling $35 million from Illumina during December 2020 which was recorded as additional paid in capital in the consolidated balance sheet as of December 31, 2020.

In January 2019, pursuant to the Company’s supply and commercialization with Illumina, which was entered into in January 2016 and subsequently amended in September 2017, the Company paid Illumina $15.0 million related to its data delivery requirements under a supply and commercialization agreement with Illumina. This amount was accrued as of December 31, 2018. In February 2019, pursuant to the terms of the Company’s supply and commercialization agreement with Illumina, the Company entered into two separate non-exclusive and non-sublicensable license agreements with Illumina. Under these license agreements, the Company sublicensed to Illumina rights to patents and technology in-licensed from other collaboration partners. Under these license agreements, Illumina is required to pay the Company (i) initial aggregate licensing fees of $50,000, (ii) annual minimum aggregate royalties of $50,000, increasing by $10,000 annually to a max of $100,000, and (iii) running royalties in the low single-digit percentages of net sales of products utilizing in-licensed technology. In addition, one of the license agreements includes a milestone of $50,000 tied to the first commercial sale of a product covered by a licensed patent. During 2019, Illumina paid the Company $0.2 million associated with licensing fees, minimum royalties, and achievement of the milestone. During 2020, Illumina paid the Company $0.1 million associated with minimum royalties for 2021, which was recorded in accrued liabilities -related parties in the consolidated balance sheet as of December 31, 2020.

Transactions with Illumina under a supply and commercialization agreement as well as for limited services rendered by Illumina on the Company’s behalf that have been reflected in the consolidated financial statements are as follows:

	As of December 31,
	2019	2020

	(in thousands)
Prepaid service arrangements	$567	$554
Property and equipment, net	1,252	280
Accounts payable	151	—
Accrued liabilities	—	70

	Year Ended December 31,
	2019	2020

	(in thousands)
Research and development	$7,520	$10,546

Dr. Klausner Consulting Agreement

Effective May 2016, the Company entered into a consulting agreement with Richard Klausner, M.D.. Dr. Klausner is: (i) a member of the board of directors of the Company; and (ii) has performed advisory consulting services. The compensation under the consulting agreement consists of options to purchase 876,000 shares of Class A common stock at an exercise price of $0.23 per share that were granted in 2016 and reimbursement of certain out of pocket expenses. In May 2018, in connection with Dr. Klausner’s consulting service, the Company granted him additional options to purchase 450,000 shares of Class A common stock at an exercise price of $1.74 per share. In August 2020, in connection with Dr. Klausner’s consulting agreement, the Company granted him options to purchase 1,400,000 shares of Class A common stock at an exercise price of $2.09 per share.

Agilent Arrangements

Since August 2018, Hans Bishop has served as a member of the Company’s board of directors. In June 2019, Mr. Bishop was appointed as the Company’s chief executive officer. Mr. Bishop is also on the board of directors of Agilent Technologies, Inc. (Agilent). Agilent is a supplier to the Company. During 2019 and 2020, the Company placed purchase orders with Agilent pursuant to which the Company incurred $0.5 million and $0.6 million in research and development expenses, respectively. As of December 31, 2019 and 2020, $0.1 million and $0.1 million is reflected in accounts payable—related parties, respectively. As of December 31, 2019 and 2020, nil and $0.2 million is reflected in accrued liabilities—related parties, respectively. As of both December 31, 2019 and 2020, $0.1 million of property and equipment that the Company purchased from Agilent is reflected in the consolidated balance sheets.

Collaboration Agreement with Janssen Biotech, Inc.

Johnson & Johnson UK Treasury Company Limited (J&J UK Treasury) and Janssen Biotech, Inc. (Janssen) are subsidiaries of Johnson & Johnson Inc. (J&J). As of December 31, 2019 and December 31, 2020, J&J UK Treasury was a minority stockholder of the Company. In December 2019, the Company entered into a testing resources and collaboration agreement with Janssen. In January 2020, the Company received $2.5 million in payment for services to be performed under this agreement. As of December 31, 2020, $2.5 million is reflected in other current liabilities—related party in the consolidated balance sheet.

NOTE 13. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table presents the calculation of basic and diluted net loss per share attributable to Class A and Class B common stockholders:

	Year Ended December 31,
	2019		2020
	Class A	Class B	Class A	Class B

	(in thousands, except share and per share data)
Numerator
Net loss	$(208,871)	$(35,984)	$(257,154)	$(55,002)
Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$(208,871)	$(35,984)	$(257,154)	$(55,002)

Denominator
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	105,084,506	18,103,845	113,029,792	24,175,580

Net loss per share attributable to Class A and Class B common stockholders
Basic	$(1.99)	$(1.99)	$(2.28)	$(2.28)

Diluted	$(1.99)	$(1.99)	$(2.28)	$(2.28)

As the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share because the inclusion of potential shares of common stock would have been anti-dilutive. The following common stock equivalents were therefore excluded from the computation of diluted net loss per share for the periods presented:

	Year Ended December 31,
	2019	2020
Redeemable convertible preferred stock (on an if-converted basis)	488,724,604	534,145,027
Options to purchase common stock and restricted stock units	120,824,676	125,066,235
Shares subject to repurchase	7,145,211	790,745

Total	616,694,491	660,002,007

NOTE 14. DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Contributions made by the Company are voluntary and are determined annually by the board of directors on an individual basis subject to the maximum allowable amount under federal tax regulations. The Company has made no contributions to the plan since its inception.

NOTE 15. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through March 29, 2021, the date the consolidated financial statements were available to be issued.

On January 1, 2021, the number of authorized shares of common stock that may be issued under the 2016 Plan increased by 27,062,279 shares pursuant to the automatic share increase provision of the plan.

Subsequent to December 31, 2020, the Company granted 10,461,718 restricted stock units (RSUs) of Class A common stock to employees. Subject to continued service, the RSUs will generally vest upon the satisfaction of certain performance- and service-based conditions, over a period of 4 to 5 years, and had a fair market value on the grant dates of $88.5 million.

Subsequent to December 31, 2020, in accordance with the terms of the Merger Agreement, the Company received Continuation Payments of $35 million each in January, February and March 2021.